Exhibit 10.2
BEYOND MEAT, INC.
STOCK OWNERSHIP GUIDELINES FOR OUTSIDE DIRECTORS
(Adopted on October 22, 2024)
Purpose
Effective as of October 22, 2024 (the “Effective Date”), upon the recommendation of the Human Capital Management and Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Beyond Meat, Inc. (the “Company”), the Board has adopted these stock ownership guidelines to strengthen the alignment of interests between the Company’s non-employee directors and stockholders and further promote the Company’s commitment to sound corporate governance.
Applicability
These stock ownership guidelines apply to any person providing services as a non-employee director of the Company who is covered by, and compensated under, the Company’s Outside Director Compensation Policy, as amended from time to time (such persons are referred to herein as “Outside Directors”). Once a person has become an Outside Director, the person will be subject to these stock ownership guidelines until he or she is no longer an Outside Director.
Minimum Stock Ownership Guidelines
Stock ownership guidelines for the Outside Directors are determined as a multiple of the director’s annual cash retainer (consisting of the annual base cash retainer payable to such director, but disregarding any additional fees paid in specific leadership roles, for committee membership or for any additional Board service) (the “Annual Cash Retainer”). Such Outside Directors are expected to own shares of the Company’s common stock (“Common Stock”) having an aggregate value of at least the applicable multiple of his or her Annual Cash Retainer as set forth below:

Title	Guideline
Outside Director	Five (5) times Annual Cash Retainer
Outside Directors are encouraged to own shares of Common Stock beyond these minimum stock ownership guidelines.
Time Period for Compliance
The minimum stock ownership guidelines described above are required to be met within five (5) years from the later of (i) the Effective Date and (ii) the date the person first became an Outside Director.
Retention Ratios
Until the required stock ownership guideline is reached, Outside Directors are required to retain at least fifty percent (50%) of the Net Shares (as defined below). This retention ratio applies to Net Shares received upon: (i) the vesting of restricted stock awards, restricted stock units, performance-based restricted stock awards, performance-based restricted stock units and similar instruments expressed in stock units and payable in shares of Common Stock or (ii) the exercise of stock options or similar instruments payable in shares of Common Stock. Once the requisite level has been achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these stock ownership guidelines. For purposes of the foregoing, “Net Shares” are those shares of Common Stock that are issued to, or held by, an Outside Director after deducting any applicable tax withholdings and the payment of any exercise or purchase price (if applicable) upon the vesting or settlement of equity awards or the exercise of stock options.
Measurement and Valuation
Compliance with these stock ownership guidelines will be measured as of the last business day of each fiscal year (the “Measurement Date”) by the Company’s Chief Financial Officer, and the results of such measurement will be reported to the Compensation Committee at least once per year. On the Measurement Date, compliance will be measured using each Outside Director’s Annual Cash Retainer then in effect, and the average closing price of the Common Stock as reported by the stock exchange or national market system on which the Common Stock are listed, for the 90-trading day period immediately preceding (and ending on the trading date immediately prior to) the date of calculation. Once an Outside Director has achieved the applicable stock ownership guideline, such person will be considered in compliance until the next Measurement Date, regardless of any change in the price of Common Stock, so long as such person continues to own at least the same number of shares of Common Stock owned at the time of achieving the applicable stock ownership guideline.
Calculating Share Ownership
Shares that will count toward achievement of the stock ownership guidelines include, without duplication:

•Shares owned outright by the Outside Director or any of such person’s immediate family members residing in the same household;
•Shares held in trust for the benefit of the Outside Director or such person’s immediate family residing in the same household;
•Shares underlying vested but unsettled restricted stock and restricted stock units (whether time- or performance-based); and
•Unvested restricted stock and restricted stock units, excluding unvested performance-based restricted stock and/or restricted stock units (during periods preceding certification of attainment of the applicable performance conditions thereunder).
Failure to Achieve Stock Ownership Guidelines
Failure by an Outside Director to achieve or to show sustained progress toward achievement of the applicable stock ownership guideline may result in the Compensation Committee taking any action it deems appropriate under the circumstances until the applicable stock ownership guideline is achieved, including reducing future equity compensation grants and/or requiring the person to retain all shares of Common Stock obtained through the vesting or exercise of equity grants.
Administration
The Board, upon recommendation of the Compensation Committee, reserves the right to modify or amend these stock ownership guidelines at any time. The Compensation Committee will evaluate whether exceptions should be made for any Outside Director on whom the applicable stock ownership guideline would impose a severe financial hardship.
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